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                                                                     EXHIBIT 12

                            NIPSCO INDUSTRIES, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES

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                                              YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------------------
                              1992          1993          1994          1995          1996
                          ------------  ------------  ------------  ------------  ------------
Earnings as defined in
 Item 603(d) of
 Regulation S-K:
 Income before interest
  charges...............  $248,243,984  $261,422,078  $267,739,129  $284,348,649  $290,836,347
 Adjustments:
  Federal income taxes..    61,556,604    89,021,067   100,320,963   102,223,791    78,532,661
  State income tax......    11,700,316    13,132,078    15,398,420    15,420,719    12,450,863
  Deferred investment
   tax credit, net......    (7,461,688)   (7,446,643)   (6,488,242)   (7,616,362)   (7,407,813)
  Deferred income taxes,
   net..................    14,503,080     2,122,284   (11,488,356)   (2,680,002)   27,418,121
  Federal and state
   income taxes included
   in other income......    (3,323,871)   (5,537,170)  (15,332,783)   (9,260,066)   (4,076,337)
  Amortization of
   capitalized interest.             0             0       103,130       247,616       247,512
                          ------------  ------------  ------------  ------------  ------------
                          $326,228,506  $362,714,804  $349,241,282  $383,790,245  $387,301,754
                          ============  ============  ============  ============  ============
Fixed charges as defined
 in item 603(d) of
 Regulation S-K:
 Interest on long-term
  debt..................  $ 37,660,094  $ 82,121,208  $ 78,292,155  $ 82,555,251  $ 35,381,829
 Other interest.........     9,954,982     9,235,108    11,860,228    12,731,395    17,448,667
 Amortization of
  premium, reacquisition
  premium, discount and
  expense on debt, net..     3,322,908     3,662,624     3,897,161     4,401,668     4,506,472
 Interest portion of
  rent expense..........     1,395,288     2,038,882     2,220,675     2,416,111     2,656,116
 Capitalized interest
  during period.........       326,631     4,664,887     2,145,182       234,613             0
                          ------------  ------------  ------------  ------------  ------------
                          $102,659,814  $101,835,618  $ 98,205,291  $102,488,028  $110,091,884
                          ============  ============  ============  ============  ============
Plus preferred stock
 dividends:
 Preferred dividend
  requirements of
  subsidiary............  $ 10,858,424  $ 10,541,008  $  9,912,758  $  9,046,207  $  8,711,986
 Preferred dividend
  requirements factor...          1.52          1.66          1.67          1.54          1.59
                          ------------  ------------  ------------  ------------  ------------
 Preferred dividend
  requirements of
  subsidiary............    18,200,804    16,131,969    14,571,756    13,931,169    13,852,056
 Fixed charges..........   102,859,314   101,638,818    88,206,291   102,488,928   110,091,884
                          ------------  ------------  ------------  ------------  ------------
                          $119,860,618  $117,767,787  $112,777,047  $116,419,187  $123,843,340
                          ============  ============  ============  ============  ============
Ratio of earnings to
 fixed charges..........          2.74          3.00          3.10          3.30          3.21
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